EXHIBIT 15.5

May 6, 2016

To the Board of Directors and Shareholder of
Sierra Pacific Power Company
Las Vegas, Nevada

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Sierra Pacific Power Company and subsidiaries for the periods ended March 31, 2016 and 2015, as indicated in our report dated May 6, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, is incorporated by reference in Registration Statement No. 333-190869-01 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada